EXHIBIT 5
OPINION OF SCHIFF HARDIN LLP
August 24, 2005
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549
RE: NISOURCE INC. — REGISTRATION OF 400,000 COMMON SHARES,
PAR VALUE $.01 PER SHARE, ON FORM S-8
Ladies and Gentlemen:
     We have acted as special counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 400,000 common shares, $.01 par value per share (and the associated preferred share purchase rights) of the Company (the “Share”) to be issued under the NiSource Inc. Employee Stock Purchase Plan (the “Plans”).
     In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that the 400,000 Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under Item 5 in the Registration Statement.
Very truly yours,
SCHIFF HARDIN LLP

By:	/s/ Patricia Dondanville

Patricia Dondanville